Exhibit 99.1

Venus Concept Inc. Appoints Dr. Hemanth Varghese as President and Chief Operating Officer and Industry Veteran to Lead International Operations

TORONTO, October 12, 2023 (GLOBE NEWSWIRE) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, today announced the promotion of Dr. Hemanth Varghese to the newly created role of President and Chief Operating Officer (COO), reporting to Chief Executive Officer, Rajiv De Silva, effective October 16, 2023.

Dr. Varghese joined Venus Concept in October of 2022 as President and Chief Business Officer. His responsibilities were later expanded to include the Chief Innovation Officer role as well. Dr. Varghese has been pivotal in developing and executing the Company’s turnaround strategy. In his new role, Dr. Varghese will assume global oversight of Sales and Marketing, and Technical Operations in addition to his ongoing responsibility for Corporate Development, R&D, and Clinical Affairs. Ross Portaro, Executive Vice President and General Manager, Global Sales and Marketing, as well as William McGrail, Senior Vice President, Technical Operations and Compliance, will be reporting to Dr. Varghese directly.

“I am delighted to have Hemanth as our new President & Chief Operating Officer, who will continue to build on our strong achievements to date with our new company strategy,” said Rajiv De Silva, Chief Executive Officer of Venus Concept. “His past success and experience in driving business transformations and high-level corporate strategy development coupled with the progress he has made at Venus Concept over the last year, positions him well to lead our key operational business functions and execute this next phase of our strategic plan.”

Venus Concept also announced that Mr. Kirk Gunhus has joined the Company as Vice President & General Manager, International Sales and Marketing. Mr. Gunhus will report directly to Ross Portaro and will be responsible for leading all commercial operations in the Company’s direct international markets and managing its global distribution partner network.

Mr. Gunhus is a seasoned aesthetics industry professional with over 20 years of experience leading commercial organizations in international markets with experience at companies such as Medicis, Zeltiq, Sientra and MiraDry. “We are excited to have Kirk’s leadership experience and successful track record in driving commercial performance in high-growth markets around the globe,” said Ross Portaro. “As we continue to reshape our international footprint, Kirk’s deep industry knowledge and experience in expanding international partner networks will be an important driver of future growth in the business.”

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 14 direct markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Glow, Venus Bliss, Venus BlissMAX, Venus Epileve, Venus Viva MD and AI.ME. Venus Concept’s hair restoration systems include NeoGraft® and the ARTAS iX® Robotic Hair Restoration system. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, Aperture Venture Partners, and Masters Special Situations.

Investor Relations Contact:

ICR Westwicke on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com